Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of July 1, 2021 (the “Effective Date”), by and between Bluejay Diagnostic, Inc., a Delaware corporation (the “Company”) having its principal place of business at 360 Massachusetts Ave, Acton, MA 01720, and Neil Dey (“Executive”, and the Company and Executive collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, Executive has agreed to continue to serve as the Company’s Chief Executive Officer and President and the Company would like to retain Executive as its Chief Executive Officer and President, and the Parties desire to enter into this Agreement embodying the terms of such employment; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Title and Job Duties.

(a) Subject to the terms and conditions set forth in this Agreement, commencing on the Effective Date, the Company agrees to employ Executive as Chief Executive Officer and President. Executive shall report directly to the Company’s Board of Directors (the “Board”).

(b) Executive accepts such employment and agrees, during the term of his employment, to devote his full business and professional time and energy to the Company, and agrees faithfully to perform his duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the Board shall determine from time to time such other duties as may be assigned to him. Executive agrees to carry out and abide by such directions of the Board.

(c) Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on his own behalf or on behalf of any other person, firm, or corporation, whether for compensation or otherwise, during his employment hereunder. The foregoing limitation shall not apply to Executive’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere or conflict with Executive’s responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is pre-approved by the Company).

2. Term. The term of employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated by the Company or Executive in accordance with the terms and conditions set forth herein. Executive’s employment with the Company shall continue to be “at will,” meaning that Executive’s employment may be terminated by the Company or Executive at any time and for any reason subject to the terms of this Agreement.

3. Salary and Additional Compensation

(a) Base Salary. During the Term, the Company shall pay to Executive a base salary (“Base Salary”), which shall initially be at the rate of $250,000 per year. The Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review Executive’s Base Salary no less than annually (at the end of the Company’s compensation year, which shall be its fiscal year) and may increase (but not decrease) such Base Salary during the Term in its sole discretion. Notwithstanding the foregoing, the Base Salary shall increase to $350,000 upon the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “IPO”).

(b) Incentive Compensation. For each compensation year during the Term, Executive will be eligible to receive incentive compensation (the “Annual Bonus”). The final determination of the amount, if any, of the Annual Bonus will be made by, and in the sole discretion of, the Compensation Committee or the Board, based on goals and objectives previously approved by the Compensation Committee or the Board and communicated to Executive. The Annual Bonus, if any, shall be payable in a combination of cash and options to purchase Company common stock, as determined in the sole discretion of the Compensation Committee or the Board. Any options issued hereunder shall in all respects be subject to the terms and conditions of the Company’s 2021 Equity Plan (the “Plan”) and the applicable award agreement(s) (collectively with the Plan, the “Equity Documents”), and the value attributable to any options shall be determined in the sole discretion of the Compensation Committee or the Board. Notwithstanding the foregoing, Executive will not be eligible for an Annual Bonus until the closing of the IPO. The target Annual Bonus for the first year in which Executive is eligible for an Annual Bonus shall be 50 percent of Base Salary (pro-rated for any partial years). The Company will pay any Annual Bonus as soon as practicable after completion of the Company’s audited financial statements for the calendar year in question, but in any event no later than March 15 of the following calendar year. Subject to Sections 6(c) and 7(a) below, Executive must be employed by the Company on the date such Annual Bonus is paid in order to earn or receive any Annual Bonus.

4. Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of his duties under this Agreement, upon his presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by Executive.

5. Benefits.

(a) Vacation. Executive shall be entitled to four weeks per year of vacation, sick and personal time and to utilize such vacation as Executive shall determine; provided however, that Executive shall evidence reasonable judgment with regard to appropriate vacation scheduling.

(b) Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

6. Termination.

(a) Termination at the Company’s Election.

(i) For Cause. At the election of the Company, Executive’s employment may be terminated at any time for Cause (as defined below) immediately upon written notice to Executive given pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean: (i) conduct by Executive constituting a material act of misconduct in connection with the performance of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) the commission by Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if Executive was retained in his position; (iii) continued material underperformance by Executive of Executive’s duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability), which has continued for more than thirty (30) days following written notice of such performance concerns from the Board; (iv) a material breach by Executive of any material provision contained in this Agreement (including, without limitation, a breach of Sections 8 and/or 9), or in any material agreement between the Parties; (v) a material violation by Executive of the Company’s written employment policies which continued for fifteen (15) business days following written notice of such material violation and an opportunity to cure, if curable; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(ii) Upon Disability or Without Cause; Death. At the election of the Company, Executive’s employment may be immediately terminated: (A) should Executive have a physical or mental impairment that substantially limits a major life activity and Executive is unable to perform the essential functions of his job with or without reasonable accommodation (“Disability”); or (B) at any time without Cause. Executive’s employment with the Company will end upon Executive’s death.

(b) Termination at Executive’s Election. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate his employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice given pursuant to Section 12 of this Agreement (“Voluntary Resignation”); provided that in the event that Executive gives written notice of his Voluntary Resignation to the Company, the Company may unilaterally accelerate Executive’s termination date and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c) Termination in General; Resignation of Other Positions. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Base Salary through the date of employment termination, (ii) any earned but unpaid Annual Bonus for the fiscal year prior to the fiscal year in which the termination occurs (payable at the time the bonuses are paid to employees generally), (iii) any accrued but unused vacation or paid time off in accordance with the Company’s policy, (iv) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 4, and (v) all vested benefits (if any) to which Executive is entitled under the terms of any benefit plan, in accordance with the terms of such benefit plans. To the extent applicable, Executive shall be deemed to have resigned from all officer and board member positions that Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of Executive’s employment for any reason. Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

7. Severance.

(a) Subject to Sections 7(b) and 9(c) below, if Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to receive a cash severance payment equal to (i) twelve months of Executive’s Base Salary at the time of termination; and (ii) a pro rata portion of the target Annual Bonus for the year in which such termination occurs (provided with respect to this subsection (ii) that such termination occurs after the closing of the IPO). Such severance payment shall be made over the twelve month period, as applicable, in accordance with the Company’s normal payroll policy, provided that prior to the initial payment, and as a condition of Executive’s receipt of any severance, Executive must execute, deliver, and not revoke a separation agreement and release (the “Separation Agreement”) in a form and manner reasonably acceptable to the Company, which shall include, without limitation, a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, as well as a reaffirmation of Executive’s restrictive covenants obligations (including without limitation pursuant to Sections 8 and 9 of this Agreement), and shall provide that if Executive breaches any of his restrictive covenants obligations, all payments of severance shall immediately cease. The Separation Agreement must be executed and become irrevocable all within 60 days after Executive’s termination date (or such shorter period as set forth in the Separation Agreement).

(b) Notwithstanding the foregoing, (i) any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code and the regulations and official guidance issued thereunder (“Section 409A”)) that is/are required to be made to Executive hereunder as a “specified employee” (as defined under Section 409A) as a result of such employee’s “separation from service” (within the meaning of Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid upon expiration of such six (6) month delay period; and (ii) for purposes of any such payment that is subject to Section 409A, if Executive’s termination of employment triggers the payment of “nonqualified deferred compensation” hereunder, then Executive will not be deemed to have terminated employment until Executive incurs a “separation from service” within the meaning of Section 409A.

8. Nondisclosure/Confidentiality.

(a) Confidential Information. Executive acknowledges, understands and agrees that, in the course of Executive’s employment Executive will be informed of, utilize on the Company’s and its subsidiaries’ behalf, develop and/or have access to information concerning the Company and its subsidiaries, affiliates and related entities (the “Protected Parties”) and their respective businesses, customers, business relationships, plans, technology, trade secrets, financial, and business and legal affairs which the Protected Parties have not released to the general public, is not generally known to the public or in the industry, has been and will be developed by the Company or other Protected Party at great expense, is a valuable competitive asset of Protected Party, constitutes a “trade secret” under applicable law and/or the disclosure of which or use of which (other than for the benefit of a Protected Party) could result in a competitive disadvantage to a Protected Party or otherwise could negatively affect the Company or other Protected Party (collectively, “Confidential Information”). Executive understands that all Confidential Information (and all materials that constitute, comprise or contain such Information) is and will be the exclusive property of the Company or other Protected Party, as applicable. By way of illustration and not limitation, Confidential Information includes such information and materials regarding or constituting: (i) corporate and legal information, including business plans, strategies, developments, methods, policies, resolutions, negotiations, contracts and litigation; (ii) marketing information, including strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (iii) customer and client information, including prices, terms and conditions of the Protected Parties’ arrangements or contracts with their clients and customers, the identities, needs, preferences and requirements of the Protected Parties’ respective customers and clients and their use of the Protected Parties’ products and/or services, the nature, extent and particulars of the business dealings between the Protected Parties and their respective clients and customers, client and customer lists and contact information, and such other information provided to the Company or other Protected Party by their respective clients and customers under obligations of confidentiality; (iv) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing, pricing and sales data and price lists; and (v) operational, technological, product and service information, including plans, specifications, manuals, forms, templates, software, source code, object code, designs, research, development, methods, procedures, formulas, discoveries, inventions, improvements, intellectual property, innovations, concepts and ideas, and product and/or service specifications, features, advantages, disadvantages and/or limitations; and (vi) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Confidential Information also includes (x) any and all information which the Company instructs Executive to keep confidential and/or not to discuss with or disclose to anyone outside the Company (including customers); and (y) information received in confidence by the Protected Parties from their respective customers or suppliers or other third parties. Notwithstanding the foregoing, Confidential Information does not include any information that is in the public domain, unless due to breach of Executive’s duties and restrictions under Section 8(b).

(b) Confidentiality. Executive understands and agrees that Executive’s employment with the Company will create a relationship of confidence and trust between Executive and the Company with respect to all Confidential Information. At all times, both during Executive’s employment with the Company and after Executive’s termination of employment, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive’s duties to the Company, or as may be required by applicable law. For the avoidance of doubt, Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further understands that nothing contained in this Agreement limits Executive’s ability to (A) communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company, or (B) share compensation information concerning Executive or others, except that this does not permit Executive to disclose compensation information concerning others that Executive has obtained because Executive’s job responsibilities require or allow access to such information.

(c) Documents, Records, and Other Company Property. All documents, records, files, data, computer files, software, all copies of the foregoing (in any form or format, whether hard-copy, electronic, digital or otherwise), apparatus, computers, smartphones, personal data assistants (PDAs) and similar devices, equipment, keys, access cards, credit cards, and other physical property, whether or not pertaining to, constituting or containing Confidential Information, which are furnished to Executive by the Company or its subsidiaries, to which Executive otherwise has access, or which are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company. Executive will return to the Company or destroy all such materials and property (and all copies) as and when requested by the Company. In any event, Executive will return all such materials and property in Executive’s possession, custody or control immediately upon any termination of Executive’s employment for any reason (whether by the Company or Executive).

(d) Work Product. As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise), or any part thereof, which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are or were conceived, developed or made by Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company or any of its affiliates, and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that Executive may discover, invent or originate while Executive was an employee of the Company (whether prior to or following the Effective Date of this Agreement) shall be the exclusive property of the Company, and its affiliates, as applicable, and Executive hereby assigns all of Executive’s right, title and interest in and to such Work Product to the Company or its applicable affiliate, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any of its affiliate’s, as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any of its affiliate’s, as applicable) rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s (and any of its affiliate’s, as applicable) rights to any Work Product.

(e) Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Paragraph.

9. Non-Competition; Non-Solicitation.

(a) Executive understands and acknowledges that Executive has been, and will continue to be, a key employee with the Company, and has been, and will continue to be, placed in an executive position which includes Executive’s involvement and discretion in decisions and matters of importance for the Company. Executive understands that the nature of Executive’s position has and will continue to give Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with the Company. Executive understands and acknowledges that the Company’s ability to safeguard its Confidential Information for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity. Executive acknowledges and agrees that: (i) Executive received this Agreement at least ten (10) business days before the Effective Date of this Agreement; (ii) this Section 9 is in exchange for, among other things, the Annual Bonus and severance opportunities contained in this Agreement, which Executive acknowledges and agrees are fair and reasonable consideration independent from the continuation of Executive’s employment; and (iii) Executive has been advised by the Company that Executive has the right to consult with counsel prior to signing this Agreement.

(b) Because of the Company’s legitimate business interest as described herein, and the good and valuable consideration offered to Executive, at all times during the Restricted Period (as hereinafter defined), Executive (i) will refrain from directly or indirectly employing, attempting to employ, recruiting, hiring or otherwise soliciting, inducing or influencing any Company Personnel (as hereinafter defined) to leave employment or service with any of the Protected Parties; (ii) will refrain from directly or indirectly calling upon, soliciting, accepting business from or diverting away any Business Relationship (as hereinafter defined); and (iii) will not, directly or indirectly, encourage any Business Relationship to terminate or otherwise modify adversely its business relationship with any of the Protected Parties.

(c) Unless (i) the Company terminates the employment of Executive without Good Cause (as defined below), including as a result of a layoff, or (ii) the Company waives the restrictions on post-employment activities set forth in this Section 9(c), then, the Company shall make garden leave payments to Executive for the post-employment portion of the Restricted Period (but for not more than 12 months following the end of such employment) at the rate of 50% of the highest annualized Base Salary paid to Executive by the Company within the two-year period preceding the last day of Executive’s employment with the Company (“Garden Leave Pay”), and in exchange, Executive agrees that Executive will not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the Restricted Territory (as hereafter defined), engage or otherwise participate in any Competing Business at any time during the Restricted Period. Executive hereby acknowledges that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. Executive further acknowledges and agrees that any Garden Leave Pay received pursuant to this Section 9(c) in any calendar year shall reduce (and shall not be in addition to) any severance or separation pay that Executive is otherwise entitled to receive from the Company in such calendar year pursuant to any agreement, plan or otherwise, including, if applicable, any payments that may be owing to Executive under Section 7(a) of this Agreement.

(d) Executive understands that the restrictions set forth in this Section 9 are intended to protect the interest of each of the Protected Parties in its Confidential Information, goodwill and established employee, customer, supplier, consultant and vendor relationships, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e) For purposes of this Section 9, the following terms shall have the meanings ascribed to them below:

i.	“Business Relationship” shall mean (A) any customer, supplier, consultant or vendor of any Protected Party; and/or (B) any prospective customer of any Protected Party with whom or which Executive had contact or about whom or which Executive learned Confidential Information during Executive’s employment with the Company.

ii.	“Company Personnel” shall mean any employee, contractor or consultant of the Protected Parties who either (A) is employed or engaged by any of the Protected Parties or (B) was employed or engaged by the Protected Parties within six (6) months prior to any of the restricted activities described in Section 9(b(i).

iii.	“Competing Business” shall mean (i) the business of developing and offering point-of-care medical diagnostics tests and (ii) any other business carried on or in an active phase of development by the Company and its direct or indirect subsidiaries as of Executive’s termination date (irrespective of whether such business is carried on by the Company and/or any of its subsidiaries or affiliates as of the Effective Date).

iv.	“Good Cause” shall mean the termination of Executive’s employment by the Company either (i) for Cause as provided in Section 6(a)(i) of this Agreement, or (ii) due to the Company’s reasonable and good faith dissatisfaction with Executive’s job performance, conduct or behavior.

v.	“Restricted Period” shall mean the period of Executive’s employment with the Company and continuing through twelve (12) months after Executive’s termination date.

vi.	“Restricted Territory” shall mean (i) the United States and (ii) any other jurisdiction in or region of the world in which the Company is doing business during the Term.

10. Representation and Warranty. Executive hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive’s employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

11. Remedies. The Executive acknowledges that the restrictions contained in this Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of the provisions contained herein would result in irreparable injury to the Company and that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the restrictions contained herein. In the event of a breach or a threatened breach by the Executive of any provision contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, shall not be required to provide any bond or other security in connection with obtaining any such equitable remedy and shall be entitled to recover the Company’s reasonable attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Section 11 shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages. In the event of a breach by Executive of any covenants contained herein, the term of such covenant shall be tolled until such breach has been duly cured.

12. Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

If to Executive, to:

Neil Dey

[**]

[**]

If to the Company, to:

Bluejay Diagnostic, Inc.,

360 Massachusetts Ave

Acton, MA 01720

Attention: Board of Directors

With a copy to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Christopher Denn

13. Severability. If any provision of this Agreement, or any part thereof, is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to, and it is the parties’ express intent that the court shall, reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable to the fullest extent permitted by applicable law. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Agreement without violating applicable law.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

16. Survival. Executive understands that Executive’s obligations under this Agreement (including those under Sections 8 and 9) will continue in accordance with its express terms regardless of any changes in Executive’s title, position, duties, salary, compensation or benefits or other terms and conditions of employment. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of Executive’s employment to the extent necessary to effectuate the terms contained herein.

17. Directors’ and Officers’ Liability Insurance. The Company agrees that Executive will be named as a covered officer by any “directors and officers” insurance policies as may be in effect from time to time.

18. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Middlesex County, Massachusetts.

19. Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced; provided, however, that notwithstanding the foregoing, Executive acknowledges and agrees that the Company’s failure to make Garden Leave Pay payments as set forth in Section 9(c) shall be deemed a waiver of Executive’s noncompetition obligations under Section 9(c). The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party. Notwithstanding the foregoing, the Company may assign its rights under this Agreement without any such further consent of Executive to any successor in interest to the Company including in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, limited liability company, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, limited liability company, partnership, organization or other entity, in which event all references to the “Company” shall be deemed to mean the assignee or a designated affiliate of the assignee. Executive hereby consents to such assignment as set forth in the immediately preceding sentence and further acknowledges and agrees that no further consent by Executive is necessary to make such assignment. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

21. No Third-Party Beneficiaries. This Agreement is intended solely for the benefit of the parties and the Company’s respective successors and permitted assigns and shall not confer upon any other person any remedy, claim, liability, reimbursement, or other right. The Agreement is not intended and shall not be construed to create any third party beneficiaries or to provide to any third parties with any remedy, claim, liability, reimbursement, cause of action, or other right or privilege.

22. Entire Agreement. This Agreement embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment, provided that the Equity Documents remain in full effect. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

Bluejay Diagnostic, Inc.

By:	/s/ Donald Chase
Name:	Donald Chase
Title:	Director and Chair of Compensation Committee

Agreed to and Accepted:

Neil Dey

/s/ Neil Dey

Date: 7/14/21